                                                                       Exhibit 5



                               February 27, 1997



CUNO Incorporated
400 Research Parkway
Meriden, Connecticut 06450

                    Re:  Registration Statement on Form S-1
                         ----------------------------------

Ladies and Gentlemen:

     We have acted as counsel for CUNO Incorporated, a Delaware corporation (the "Company"), in connection with the preparation and filing of a Registration Statement on Form S-1 (the "Registration Statement") with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Registration Statement relates to 2,300,000 shares (including the 300,000 shares subject to the Underwriters' over-allotment option) of the Company's Common Stock, $.001 par value per share (the "Common Stock").

     In connection with this opinion, we have relied as to matters of fact, without investigation, upon certificates of public officials and others and upon affidavits, certificates and written statements of directors, officers and employees of, and the accountants for, the Company. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such instruments, documents and records as we have deemed relevant and necessary to examine for the purpose of this opinion, including (a) the Registration Statement, as amended, (b) the proposed Underwriting Agreement by and among the Company, Robert W. Baird & Co. Incorporated, Cleary Gull Reiland & McDevitt Inc. and Goldman, Sachs & Co. (the "Underwriting Agreement"), (c) the Amended and Restated Certificate of Incorporation of the Company, as presently in effect,
(d) the Amended and Restated By-laws of the Company, as presently in effect, and
(e) certain resolutions adopted by the Board of Directors of the Company relating to the issuance and sale of the Common Stock and related matters.

     In connection with this opinion, we have assumed the accuracy and completeness of all documents and records that we have reviewed, the genuineness of all signatures, the due authority of the parties signing such documents, the authenticity of the documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or reproduced copies.

     Based upon and subject to the foregoing, it is our opinion that the 2,300,000 shares of Common Stock covered by the Registration Statement (including the 300,000 shares subject to

CUNO Incorporated
February 27, 1997
Page 2


the Underwriters' over-allotment option), when issued and sold by the Company, and paid for in accordance with the provisions of the Underwriting Agreement, will be legally issued, fully paid and non-assessable shares of Common Stock.

     Our opinion expressed above is limited to the General Corporation Law of the State of Delaware, and we do not express any opinion concerning any other laws. This opinion is given as of the date hereof and we assume no obligation to advise you of changes that may hereafter be brought to our attention.

     We hereby consent to the reference to our name in the Registration Statement under the caption "Legal Matters" and further consent to the filing of this opinion as Exhibit 5 to the Registration Statement.


                                            Very truly yours,




                                            KATTEN MUCHIN & ZAVIS